Exhibit 99.1

PRESS RELEASE

Ingles Markets, Inc. Contact: Pat Jackson, Chief Financial Officer pjackson@ingles-markets.com (828) 669-2941 (Ext. 223)	May 8, 2025 For Immediate Release

Ingles Markets, Incorporated Reports Results

for Second Quarter and First Six Months of Fiscal 2025

ASHEVILLE, N.C. - Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported sales for the three and six months ended March 29, 2025.

Robert P. Ingle II, Chairman of the Board, stated, “We continue to support our stores and thank our associates for their hard work delivering value to our customers.”

Second Quarter 2025 Results

Net sales totaled $1.33 billion for the quarter ended March 29, 2025, a decrease of 2.7% compared with $1.37 billion for the quarter ended March 30, 2024.

Gross profit for the second quarter of fiscal 2025 totaled $311.0 million, or 23.4% of sales. Gross profit for the second quarter of fiscal 2024 was $321.9 million, or 23.5% of sales.

Operating and administrative expenses for the second quarter of fiscal 2025 totaled $289.1 million, as compared with $284.8 million for the second quarter of fiscal 2024.

Interest expense totaled $4.9 million for the second quarter of fiscal 2025, as compared with $5.6 million for the second quarter of fiscal 2024.

Net income totaled $15.1 million for the second quarter of fiscal 2025, as compared with $31.9 million for the second quarter of fiscal 2024. Basic and diluted earnings per share for Class A Common Stock were $0.81 and $0.80, respectively, for the quarter ended March 29, 2025, as compared with $1.72 and $1.68, respectively, for the quarter ended March 30, 2024.

First Half Fiscal 2025 Results

First half fiscal 2025 net sales totaled $2.62 billion, a decrease of 8.0% compared with $2.85 billion in the first half of fiscal 2024.

Gross profit for the six months ended March 29, 2025, totaled $612.1 million, as compared with $670.7 million for the first six months of fiscal 2024. Gross profit, as a percentage of sales, was 23.4% for the first half of fiscal 2025, compared with 23.5% for the first half of fiscal 2024.

Operating and administrative expenses totaled $569.9 million for the six months ended March 29, 2025, as compared to $574.6 million for the six months ended March 30, 2024.

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PRESS RELEASE

Interest expense decreased to $9.9 million for the six-month period ended March 29, 2025, as compared with $11.3 million for the six-month period ended March 30, 2024. Total debt as of March 29, 2025 was $521.6 million compared with $539.1 million as of March 30, 2024.

Net income totaled $31.7 million for the six-month period ended March 29, 2025, as compared with $75.3 million for the six-month period ended March 30, 2024. Basic and diluted earnings per share for Class A Common Stock were $1.70 and $1.67, respectively, for the six months ended March 29, 2025, as compared to $4.05 and $3.96, respectively, for the six months ended March 30, 2024.

Capital expenditures for the first half of fiscal 2025 totaled $62.0 million compared with $98.4 million for the first half of fiscal 2024.

The Company believes its financial resources, including its line of credit and other internal and external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

About Ingles Markets, Incorporated

Ingles Markets, Incorporated is a leading grocer with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. At March 29, 2025, three of the four stores temporarily closed due to damage sustained in Hurricane Helene remained closed but are expected to reopen at various times during 2025 or 2026. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain Ingles supermarkets. The Company also owns a fluid dairy facility that supplies Ingles supermarkets and unaffiliated customers. To learn more about Ingles Markets visit ingles-markets.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may address, among other things, our expected financial and operational results and the related assumptions underlying our expected results. These forward-looking statements are distinguished by use of words such as “anticipate,” “aim,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and the negative of these terms, and similar references to future periods. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to, among other things: business and economic conditions generally in the Company’s operating area, including inflation or deflation; shortages of labor, distribution capacity, and some product shortages; inflation in food, labor and gasoline prices; the Company’s ability to successfully implement our expansion and operating strategies; pricing pressures and other competitive factors, including online-based procurement of products the Company sells; sudden or significant changes in the availability of gasoline and retail gasoline prices; the maturation of new and expanded stores; general concerns about food safety; the Company’s ability to manage technology and data security; the availability and terms of financing; and increases in costs, including food, utilities, labor and other goods and services significant to the Company’s operations. Detailed information about these factors and additional important factors can be found in the documents that the Company files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K. Forward-looking statements speak only as of the date the statements were made. The Company does not undertake an obligation to update forward-looking information, except to the extent required by applicable law.

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PRESS RELEASE

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2025	2024	2025	2024

Net sales	$1,331,273	$1,367,480	$2,619,388	$2,848,542
Gross profit	310,977	321,885	612,111	670,686
Operating and administrative expenses	289,144	284,762	569,853	574,589
(Loss) Gain from sale or disposal of assets	(192)	7,686	2,954	8,339
Income from operations	21,641	44,809	45,212	104,436
Other income, net	2,842	3,381	6,140	6,988
Interest expense	4,879	5,587	9,890	11,294
Income tax expense	4,498	10,704	9,768	24,838
Net income	$15,106	$31,899	$31,694	$75,292

Basic earnings per common share – Class A	$0.81	$1.72	$1.70	$4.05
Diluted earnings per common share – Class A	$0.80	$1.68	$1.67	$3.96
Basic earnings per common share – Class B	$0.74	$1.56	$1.55	$3.68
Diluted earnings per common share – Class B	$0.74	$1.56	$1.55	$3.68

Additional selected information:
Depreciation and amortization expense	$30,597	$29,249	$61,536	$58,023
Rent expense	$1,993	$2,664	$3,728	$5,057

Condensed Consolidated Balance Sheets (Unaudited)

	March 29,	Sept. 28,
	2025	2024
ASSETS
Cash and cash equivalents	$297,329	$353,688
Receivables-net	99,199	78,266
Inventories	491,182	462,085
Other current assets	21,452	31,509
Property and equipment-net	1,521,898	1,526,708
Other assets	75,362	75,627
TOTAL ASSETS	$2,506,422	$2,527,883

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$17,521	$17,521
Accounts payable, accrued expenses and current portion of other long-term liabilities	267,889	303,101
Deferred income taxes	62,173	63,767
Long-term debt	504,074	515,102
Other long-term liabilities	82,952	82,643
Total Liabilities	934,609	982,134
Stockholders' equity	1,571,813	1,545,749
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$2,506,422	$2,527,883

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